Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2011
(millions, except per share amounts)
Operating Revenue	$15,094

Operating Expenses	11,550

Income from operations	3,544
Other income	219
Interest and related charges	904

Income before income tax expense including noncontrolling interests	$2,859
Income tax expense	1,146

Net income including noncontrolling interests	1,713
Loss from discontinued operations (including income tax benefit of $8)	(7)
Noncontrolling interests	17

Net income attributable to Dominion	$1,689

Amounts attributable to Dominion:
Income from continuing operations	$1,696
Loss from discontinued operations	(7)

Net income attributable to Dominion	$1,689

Earnings Per Common Share – Basic and Diluted
Income from continuing operations	$2.95
Loss from discontinued operations	(0.01)
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$2.91

Exhibit 99

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2011
(millions)

Operating Revenue	$7,284

Operating Expenses	5,394

Income from operations	1,890
Other income	96
Interest and related charges	352

Income before income tax expense	1,634
Income tax expense	625

Net Income	1,009
Preferred dividends	17

Balance available for common stock	$992